Exhibit 5.1

Jon C. Avina

+1 650 843 5307

javina@cooley.com

August 31, 2022

Freshworks Inc.

2950 S. Delaware Street, Suite 201

San Mateo, California 94403

Re:	Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Freshworks Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 10,000,000 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.00001 per share pursuant to the Freshworks Inc. 2022 Inducement Plan (the “Inducement Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, the Inducement Plan and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Inducement Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

COOLEY LLP  3175 HANOVER STREET  PALO ALTO, CA  94304-1130

T: (650) 843-5000 F: (650) 849-7400 COOLEY.COM

Freshworks Inc.

August 31, 2022

Page Two

Sincerely,

COOLEY LLP

By:	/s/ Jon C. Avina
Jon C. Avina

COOLEY LLP  3175 HANOVER STREET  PALO ALTO, CA  94304-1130

T: (650) 843-5000 F: (650) 849-7400 COOLEY.COM